EX 3.3

(3)(c) AMENDMENT TO RESTATED ARTICLES OF INCORPORATION ADDING ARTICLE ELEVEN (INCORPORATED BY REFERENCE TO EXHIBIT (3)(d) TO FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1989)

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF TEXAS MAY 08, 1989 - CORPORATION SECTION

                                   ARTICLE ONE
                                      NAME

     The name of the corporation is United Services Advisors, Inc.

                                   ARTICLE TWO
                                   AMENDMENTS

     The following new Article Eleven is added to the Articles of Incorporation of the corporation in its entirety to read as follows:

                                 ARTICLE ELEVEN

     Notwithstanding any provision in Article IX to the contrary, no director of the Company shall be liable to the Company or its shareholders for monetary damages or an act or omission in the director's capacity as a director, except for liability for (i) any breach of a director's duty of loyalty for (i) any breach of a director's duty of loyalty to the Company or its shareholders, (ii) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which as director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an act or omission for which the liability of a director is expressly provided for by statute or (v) an act related to an unlawful stock repurchase or payment of a dividend.

     If the Texas Miscellaneous Corporation Laws Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation of personal liability provided herein, shall be limited to the fullest extent permitted by the amended Texas Miscellaneous Corporation Laws Act. Any repeal or modification of this paragraph by the shareholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

                                  ARTICLE THREE
                   DATE AND PROCEDURE OF ADOPTION OF AMENDMENT

     The amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on April 28, 1989. The number of shares of the corporation outstanding at the time of such adoption was 992,344 and the number of shares entitled to vote thereon was 854,729. The number of shares of the corporation voting for the amendment was 831,966 and the number of shares of the corporation voting against the amendment was 5,688.

     IN WITNESS WHEREOF, the undersigned as executed these Articles of Amendment of the corporation this 4 day of May, 1989.

                                        /S/ OFELIA M. MAYO
                                        -----------------------------
                                        Ofelia M. Mayo

STATE OF TEXAS
COUNTY OF BEXAR

     Before me, a notary public, on this day personally appeared Ofelia M. Mayo, known to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sown, declared that the statements therein contained are true and correct.

     Given under my hand and seal of office this 4th day of May, A.D. 1989.

                                        /S/ JACKIE L. SCHLINGER
                                       ------------------------------
                                        Notary Public, State of Texas

SEAL     Jackie L. Schlinger
         Expires June 20, 1992